UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 10, 2007

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
1-32970	ALBERTO-CULVER COMPANY (a Delaware corporation) 2525 Armitage Avenue Melrose Park, Illinois 60160 (708) 450-3000	20-5196741

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2007, the Leonard H. Lavin Trust u/a/d 12/18/87 (the “Lavin Trust”) purchased all of the membership units of Eighteen, LLC, an Oregon limited liability company and wholly-owned subsidiary of Alberto-Culver, USA, Inc. (“ACUSA”), pursuant to a Membership Interest Purchase Agreement dated January 10, 2007 among the Lavin Trust, Eighteen, LLC and ACUSA (the “Transaction”). The trustees of the Lavin Trust are Leonard H. Lavin, a director of Alberto-Culver Company (the “Company”), and Carol L. Bernick, a director and Chairman of the Board of the Company. ACUSA is a wholly–owned subsidiary of the Company.

The primary asset of Eighteen, LLC is a Gulfstream IV-SP airplane (“the “Airplane”). In addition, Eighteen, LLC has other assets used in connection with the operation of the Airplane, including contracts, leases, aviation subscriptions, equipment and furniture. The purchase price for the membership interests of Eighteen, LLC was $25 million and was paid on January 10, 2007. The Company expects to recognize a pre-tax gain of approximately $5 million in the second quarter of fiscal year 2007 in connection with the Transaction. The Transaction was approved by the Audit Committee of the Board of Directors of the Company, consisting solely of independent directors.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the closing of the Transaction, time sharing agreements between ACUSA and each of Mr. Lavin and Mrs. Bernick dated June 20, 2005 were cancelled. The time sharing agreements provided that, at the option of Mrs. Bernick or Mr. Lavin, such person may lease the Airplane from ACUSA on a time sharing basis as an alternative to having the value of their personal use calculated at the applicable Standard Industry Fare Level rate and added to their taxable wages.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBERTO-CULVER COMPANY

By:	/s/ William J. Cernugel
Name:	William J. Cernugel
Title:	Senior Vice President and Chief
Financial Officer

Date: January 16, 2007

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